Exhibit 99.1

1440 E Missouri Avenue, Suite C-175 - Phoenix, AZ 85014

Phone: Arizona: (602) 264-1375 - Fax: (602) 264-1397

Southern Copper Corporation Reports

Third Quarter and Nine Month 2011 Results

October 28, 2011 - Southern Copper Corporation (NYSE and BVL: SCCO)

•                  Third quarter 2011 (“3Q11”) sales were $1,745.9 million, 38.8% higher than the $1,257.9 million in the 3Q10.  Nine month 2011 (“9M11”) sales were $5,149.4 million, 41.1% higher than the $3,650.5 million in the 9M10.  These increases were mainly the result of higher copper prices and higher copper sales volume from Buenavista production.

•                  EBITDA in 3Q11 was $1,033.2 million, compared to $665.8 million in the 3Q10, an increase of $367.4 million or 55.2% higher.  EBITDA in 9M11 was $2,944.4 million, compared to $1,948.8 million in the 9M10, an increase of $995.6 million or 51.1% higher.

•                  Net income for the 3Q11 was $663.0 million, 81.5% higher than the $365.2 million in the 3Q10.  Net income for the 9M11 was $1,799.5 million, 69.5% higher than the $1,061.8 million in the 9M10.

•                  Copper mined production in the 3Q11 increased by 24.4% to 155,689 tons compared to 125,192 tons in the 3Q10.  This increase was mainly the result of 44,876 tons of higher production at our Buenavista mine compared with the 3Q10, which restored full capacity production in the second quarter of 2011. Anodes, cathodes and rod production increased by 82.0%, 62.0% and 82.2%, respectively, in the 3Q11 compared to the same period of 2010. Rod production increased due to higher demand, allowing the Company to earn copper premiums over spot prices.

•                  Operating cash cost per pound of copper before by-product credits was $1.65 per pound in the 3Q11, compared with $1.68 per pound in the 2Q11.  The 3 cent per pound decrease in the operating cost is a result of higher production. Operating cash cost per pound, net of by-products, was $0.48 in the 3Q11.

•                  On October 27, 2011, the Board of Directors authorized a dividend of 70 cents per share to be paid on November 29, 2011 to the Company’s shareholders of record at the close of business on November 16, 2011.

•                  Pursuant to the SCC common share repurchase program, in 2011 we have purchased 9.0 million shares at a cost of $273.7 million.

SOUTHERN COPPER CORPORATION

www.southerncoppercorp.com

Committed to today’s needs without compromising the generations to come

Commenting on recent Company events, German Larrea, Chairman of the Board said, “We are continuing with our aggressive investment program at the Buenavista mine which is underway and will be completed in two phases, the first in 2013, with an annual increase in copper production of 88,000 tons and the second phase in 2015 with a further increase in annual copper production of 188,000 tons. With these investments, total production capacity at Buenavista will reach 456,000 tons.”

“The Toquepala and Tia Maria projects comprise a total investment of over $1.8 billion and will increase annual copper production by approximately 220,000 tons. These projects would increase Peruvian exports and generate significant contributions to the Peruvian economy through income tax, special mining tax and mining royalties, as well as payroll taxes, custom duties, mining rights and other levies.  In addition, the Company plans to invest in social responsibility programs in the Arequipa region similar to those established for the communities nearby the current Peruvian operations of Toquepala, Cuajone and Ilo.”

SUMMARY FINANCIAL TABLE

	Third Quarter				Year to Date
			Variance				Variance
	2011	2010	$	%	2011	2010	$	%
	(in millions except per share amount and %s)

Sales	$1,745.9	$1,257.9	$488.0	38.8%	$5,149.4	$3,650.5	$1,498.9	41.1%
Cost of sales	677.3	550.8	126.5	23.0%	2,110.1	1,589.5	520.6	32.8%
Operating income	962.0	602.9	359.1	59.6%	2,723.6	1,752.1	971.5	55.4%
EBITDA (1)	1,033.2	665.8	367.4	55.2%	2,944.4	1,948.8	995.6	51.1%
EBITDA margin	59.2%	52.9%	6.2%	11.8%	57.2%	53.4%	3.8%	7.1%
Net Income	663.0	365.2	297.8	81.5%	1,799.5	1,061.8	737.7	69.5%
Net income margin	38.0%	29.0%	8.9%	30.8%	34.9%	29.1%	5.9%	20.1%
Income per share	0.79	0.43	0.36	82.9%	2.12	1.25	0.87	70.0%
Capital expenditures	153.4	112.9	40.5	35.9%	337.0	281.2	55.8	19.8%
Exploration	9.7	8.9	0.8	9.0%	25.0	27.4	(2.4)	(8.8)%

(1)  http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

Production

Molybdenum production increased by 6.3% to 4,787 tons in the 3Q11 compared to the 4,502 tons in 2Q11, due to higher production at the Toquepala and Cuajone mines, which was partially offset by lower production at La Caridad basically due to changes in ore grade.

Silver mine production increased by 3.4% in the 3Q11 to 3.3 million ounces from 3.1 million ounces in the 3Q10 and by 1.7% from 3.2 million ounces in 2Q11.  These increases were principally the result of higher production at the Buenavista mine partially offset by lower production at the Cuajone mine.

Capital Expenditures

The Company’s capital expenditures in the third quarter of 2011 were $153.4 million compared to $112.9 million in the same period of 2010.

Mexican projects:

The SXEW III plant at the Buenavista mine obtained the environmental permits necessary to begin construction.  Basic engineering was completed and we are moving forward with the detailed engineering. Contracts have been signed for the earthworks and other preliminary activities, which will begin shortly. This plant will increase production by 88,000 tons per year and should begin operating in 2013.

Associated with the SXEW III project we are also building a Quebalix facility at Buenavista. This investment consists in a crushing, conveying and spreading system that improves the SXEW copper production by increasing recovery and reducing the required time to extract copper from mineral.  The Quebalix is moving forward with the construction of the crusher building and earthwork for conveyor platforms.  Over all progress is 80% and this facility is expected to begin operating in the 2Q12.

The 2,000 tons per year molybdenum circuit for the concentrator is in the equipment purchasing stage, under an engineering procurement construction and management contract. Environmental permits are expected to be awarded shortly and we expect to begin construction in the next quarter and production in the second quarter of 2013.

The new Buenavista concentrator with a milling capacity of 100,000 tons per day is in process, as scheduled.  Basic engineering is 95% complete and detailed engineering is moving forward as scheduled. Environmental permits are expected to be awarded in the following weeks. We are evaluating several supplier proposals for the main equipment.  As indicated, the new concentrator will have an estimated annual capacity of 188,000 tons of copper and 2,600 tons of molybdenum. It is expected to begin operations by 2015.

Required infrastructure for these projects, including power, water, roads, shops, laboratories, townsites, etc., are contemplated in the master plan. A preliminary study has been delivered and is being evaluated in order to define our immediate course of action.

The Pilares mine, close to the La Caridad mine, is being evaluated.  Prefeasibility studies are complete and an open-pit mining alternative has been defined. We are expecting to increase copper production by 40,000 tons per year with this facility. It should begin operations by 3Q13.

Peruvian projects:

Through September 30, 2011, we have spent $142.4 million on the Toquepala expansion, mainly on mine equipment which is being used for the initial stripping of the project.  The scope of the project has been defined as an increase in milling capacity of 60,000 tons per day that should increase production by 120,000 tons of copper and 3,100 tons of molybdenum.  The EIA was presented to MINEM in July 2011 and project completion is scheduled in the second half of 2013.

Through September 30, 2011, the Company has spent $48.5 million on the Cuajone expansion projects.  The purchase of mine and auxiliary equipment to support the work to optimize the Cuajone mine plan is in process.  As part of the expansion plans, the project contemplates a variable cut-off grade methodology, which started to increase copper and molybdenum production at the end of 3Q11. When finished, the project will increase copper production by 22,000 tons per year for approximately 10 years. Project completion is scheduled for 3Q12.

Regarding the Tia Maria project, we have readdressed the 120,000 copper tons per year project with the new government and are confident that good investment conditions, stability, social inclusion and economic growth will prevail in Peru.

The Tantahuatay mine is located in Cajamarca, in northern Peru.  In 2010, we began development of this property to exploit its “gold cap”. Production started in August 2011 with 17,700 ounces of gold and 98,800 ounces of silver for the 3Q11.  Tantahuatay is expected to have an average annual production of 90,000 ounces of gold and 425,000 ounces of silver for five years.  We have a 44.2% participation in this project; the remaining balance is owned by Compañía de Minas Buenaventura S.A.A. and others.

Opinion of the Delaware Court of Chancery on the 2005 merger between SCC and Minera Mexico, S.A. de C.V:

On October 14, 2011, the Court of Chancery of the State of Delaware issued an opinion on a lawsuit challenging the 2005 merger between SCC and Minera Mexico, S.A. de C.V., which was a subsidiary of Americas Mining Company (“AMC”), the parent of SCC.  Specifically, the Court found that SCC paid AMC in excess for the transaction.

Conference call

The Company’s third quarter earnings conference call will be held on Monday, October 31, 2011, beginning at 12:00 P.M. – EST (11:00 A.M Lima, 10:00 A.M. Mexico City time).

To participate:

Dial-in number:	866-371-3858 in the U.S. 631-813-4732 outside the U.S.
Raul Jacob, Chief Financial Officer - Peruvian Operations and Investor Relations
Conference ID:	17848521 and “Southern Copper Third Quarter 2011 Results”

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb)	($/lb)	($/lb)	($/lb)	($/oz)	($/oz)
1Q 2011	4.38	4.39	17.18	1.09	31.74	1,384.38
2Q 2011	4.15	4.16	16.50	1.02	38.42	1,504.30
3Q 2011	4.08	4.07	14.44	1.01	38.76	1,700.16
9Mos average 2011	4.20	4.20	16.04	1.04	36.30	1,529.61

1Q 2010	3.28	3.28	15.78	1.04	16.91	1,108.90
2Q 2010	3.19	3.19	16.10	0.92	18.35	1,195.68
3Q 2010	3.29	3.30	14.86	0.91	18.98	1,226.58
4Q 2010	3.92	3.93	15.69	1.05	26.47	1,367.49
9Mos average 2010	3.25	3.26	15.58	0.96	18.08	1,177.06
Average 2010	3.42	3.43	15.60	0.98	20.18	1,224.66

Variance: 3Q11 vs. 3Q10	24.0%	23.3%	(2.8)%	11.0%	104.2%	38.6%
Variance 9M11 vs. 9M10	29.2%	28.8%	3.0%	8.3%	100.8%	30.0%

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

PRODUCTION AND SALES:

	Three Months Ended			Nine Months Ended
	September 30			September 30,
	2011	2010	%	2011	2010	%
Copper (tons)
Mined	155,689	125,192	24.4%	426,124	347,973	22.5%
Smelted	138,134	75,909	82.0%	406,950	319,200	27.5%
Refined	144,965	89,498	62.0%	414,266	312,312	32.6%
Rod	24,875	13,649	82.2%	79,538	50,113	58.7%
Sales	155,775	130,882	19.0%	436,958	363,623	20.2%

Molybdenum (tons)
Mined	4,787	5,009	(4.4)%	13,563	15,273	(11.2)%
Sales	4,779	5,007	(4.6)%	13,627	15,326	(11.1)%

Zinc (tons)
Mined	21,537	24,500	(12.1)%	62,898	76,750	(18.0)%
Refined	19,678	20,302	(3.1)%	68,023	70,679	(3.8)%
Sales	19,839	20,395	(2.7)%	68,283	70,302	(2.9)%

Silver (000s ounces)
Mined	3,252	3,144	3.4%	9,362	9,431	(0.7)%
Refined	3,039	3,479	(12.6)%	9,155	10,456	(12.4)%
Sales	3,757	4,500	(16.5)%	10,187	11,809	(13.7)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	VAR %	2011	2010	VAR %
	(in millions, except per share amount)

Net sales:	$1,745.9	$1,257.9	38.8%	$5,149.4	$3,650.5	41.1%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	677.3	550.8	23.0%	2,110.1	1,589.5	32.8%
Selling, general and administrative	24.4	23.2	5.2%	74.7	70.6	5.8%
Depreciation, amortization and depletion	72.5	72.1	0.6%	216.0	210.9	2.4%
Exploration	9.7	8.9	9.0%	25.0	27.4	(8.8)%
Total operating costs and expenses	783.9	655.0	19.7%	2,425.8	1,898.4	27.8%

Operating income	962.0	602.9	59.6%	2,723.6	1,752.1	55.4%

Interest expense, net of capitalized interest	(46.7)	(49.8)	(6.2)%	(140.4)	(118.7)	18.3%
Other income (expense)	(1.4)	(9.2)	(84.8)%	4.8	(14.2)	133.8%
Interest income	3.6	2.0	80.0%	9.9	5.4	83.3%

Income before income tax	917.5	545.9	68.1%	2,597.9	1,624.6	59.9%

Income taxes	252.5	178.7	41.3%	792.5	556.9	42.3%

Income net of income tax	665.0	367.2	81.1%	1,805.4	1,067.7	69.1%

Less: Net income attributable to non-controlling interest	2.0	2.0	—	5.9	5.9	—
Net Income attributable to SCC	$663.0	$365.2	81.5%	$1,799.5	$1,061.8	69.5%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.79	$0.43	82.9%	$2.12	$1.25	70.0%
Dividends paid	$0.62	$0.37	67.6%	$1.76	$1.25	40.8%

Weighted average shares outstanding (Basic and diluted)	843.8	850.0		847.5	850.0

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2011	2010	2010
		(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,243.1	$2,192.7	$2,236.7
Short-term investments	535.8	76.2	59.4
Accounts receivable	807.8	748.0	438.3
Inventories	623.9	541.0	469.6
Prepaid, deferred taxes and other assets	120.6	181.1	98.3
Total current assets	3,331.2	3,739.0	3,302.3

Property, net	4,210.1	4,095.0	4,042.6
Leachable material, net	83.3	29.7	36.9
Intangible assets, net	110.9	112.3	115.3
Deferred income tax	102.3	43.9	48.1
Other assets	161.8	108.1	66.2
Total assets	$7,999.6	$8,128.0	$7,611.4

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10.0	$10.0	$10.0
Accounts payable	332.0	558.7	220.0
Income taxes	136.5	266.2	176.0
Due to affiliates	11.9	4.7	4.1
Deferred income taxes	11.5	—	—
Accrued workers’ participation	204.1	222.4	174.7
Interest	63.0	60.1	63.3
Other accrued liabilities	27.2	16.9	29.1
Total current liabilities	796.2	1,139.0	677.2

Long-term debt	2,740.6	2,750.4	2,755.3
Deferred income taxes	119.8	113.2	100.2
Other liabilities	151.4	155.9	122.9
Asset retirement obligation	61.6	59.1	60.1
Total non-current liabilities	3,073.4	3,078.6	3,038.5

EQUITY
Stockholders’ equity
Common stock	1,048.7	1,043.6	1,038.4
Treasury stock	(883.7)	(622.7)	(618.1)
Accumulated comprehensive income	3,944.3	3,469.5	3,456.2
Total stockholders’ equity	4,109.3	3,890.4	3,876.5
Non controlling interest	20.7	20.0	19.2
Total Equity	4,130.0	3,910.4	3,895.7

Total liabilities and equity	$7,999.6	$8,128.0	$7,611.4

As of September 30, 2011 and December 31, 2010 there were 841.6 million and 850.0 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(in millions)
OPERATING ACTIVITIES
Net earnings	$665.1	$367.2	$1,805.3	$1,067.7
Depreciation, amortization and depletion	72.5	72.1	216.0	210.9
Cash provided from (used for) operating assets and liabilities	221.6	120.5	(327.2)	123.1
Other, net	(90.9)	(26.0)	(108.1)	(32.8)
Net cash provided from operating activities	868.3	533.8	1,586.0	1,368.9

INVESTING ACTIVITIES
Capital expenditures	(153.4)	(112.9)	(337.0)	(281.2)
Purchase of short-term investment, net	(310.3)	(8.9)	(459.6)	(35.7)
Payment to development stage properties	(8.5)	—	(24.4)	—
Other, net	1.4	1.2	10.2	6.6
Net cash used for investing activities	(470.8)	(120.6)	(810.8)	(310.3)

FINANCING ACTIVITIES
Debt incurred (repaid) net	—	—	(10.2)	1,484.7
Dividends paid	(522.6)	(314.5)	(1,491.6)	(1,062.5)
SCC Common shares buyback	(110.3)	—	(258.4)	(0.4)
Capitalized debt issuance cost	—	(0.7)	—	(8.8)
Distributions to non-controlling interest	(1.4)	(1.7)	(5.0)	(4.7)
Other	1.5	0.2	1.0	0.5
Net cash provided from (used for) financing activities	(632.8)	(316.7)	(1,764.2)	408.8

Effect of exchange rate changes on cash	24.6	(4.4)	39.5	(3.0)

Increase (decrease) in cash and cash equivalents	$(210.7)	$92.1	$(949.5)	$1,464.4

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves of the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 80.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 19.1% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.